[CERTIFIED TRANSLATION]

[In the stationary of Nacional Financiera]

TRUST AGREEMENT EXECUTED ON THE ONE HAND BY NACIONAL FINANCIERA, S.N.C., REPRESENTED BY ITS GENERAL DIRECTOR, MR. JUAN JOSE PARAMO, HEREINAFTER CALLED THE FOUNDER OF THE TRUST AND, ON THE OTHER, THE FIDUCIARY DEPARTMENT OF THE SAME INSTITUTION, MR. LORENZO THOMAS TORRES, HEREINAFTER THE TRUSTEE, WITH THE ATTENDANCE OF S.D. INDEVAL, S.A. DE C.V., REPRESENTED BY ITS GENERAL DIRECTOR, MR. MANUEL RODRIGUEZ ROCHA, BASED ON THE FOLLOWING DECLARATIONS AND CLAUSES.

DECLARATIONS

I.

The Founder declares that in conformity with the Regulations of the Law for Fostering the Mexican Investment and regulate Foreign Investment, is willing to create a trust, which patrimony is to be integrated with “A” Series or Mexican shares, representing capital stock of Mexican companies quoting in the Mexican Stock Exchange, subject to be increased with further contributions of similar shares (of the A Series or reserved for Mexicans), and based on them, issue participation certificates allowing the flow of foreign capitals into the Mexican stock market, in order to foster the growth of issuing companies.

II.

The Trustee declares that based in the Organic Law of Nacional Financiera, S.N.C., is in the position to accept the trust subject of this agreement.

In the same way, he declares that, in accordance with the last paragraph of point b), section XVIII of Article 84 of the Regulatory Law of the Banking and Credit Public Service (Ley Reglamentaria del Servicio Público de Banca y Crédito) that he has definitely informed the contents of said provision, which is written below:

“Article 84.  Credit Institutions will be forbidden to: ... Section XVIII...  b) Respond to trustees or principles about the noncompliance of debtors for the credits being granted, or those of issuers, for the securities being acquired, except if due to their fault, as stated in the final part of article 356 of the Genera1 Law of Titles and Credit Operations (Ley General de Títulos y Operaciones de Crédito) or to guarantee a given earning for the funds which investment is given to them.

If at the end of the trust, mandate or commission created for granting credits, they had not been paid by debtors, the Institution is to transfer them to the founder or beneficiaries, as the case may be, or to the principal, but not paying it.

Any agreement on the contrary to what is set forth above shall have no legal effect.”

III.

The National Commission of Foreign Investments (Comisión Nacional de Inversiones Extranjeras), as of November 22, 1989, issued the resolution favorable for the creation of this trust.

IV.

S.D. INDEVAL, S.A. DE C.V. states in this act that it has the legal capacity and technical and administrative infrastructure to run, on behalf of the Trustee, the accounts related with the operations executed in the Mexican Stock Exchange in relation to the titles integrating the trust’s patrimony, as exclusive depositary of the titles registered in the National Registry of Securities and Intermediaries (Registro Nacional de Valores e Intermediarios).

Once expressed above, the parties agree on the following:

C L A U S E S

1.

The Founder affects and irrevocably delivers in trust to the Trustee, which receives in conformity 1,000 (ONE THOUSAND) A2 Series common shares of the Mexican company GRUPO CONDUMEX, S.A. DE C.V.  Since these titles are deposited in S.D. INDEVAL, this company will make the transfer thereof to a special account to be opened on behalf of this trust.

2.

The following parties belong to this trust:

a)

FOUNDER:  Nacional Financiera, S.N.C. Founders will be considered also in this agreement all persons contributing with shares with the purpose set forth herein.

b)

TRUSTEE:  Nacional Financiera, S.N.C., Fiduciary Department.

c)

BENEFICIARIES:  Holders of participation certificates issued by the Trustee, in the terms agreed by the Technical Committee of the trust to be formed in accordance with the relevant clauses herein.

3.

The patrimony of the trust will be formed in the following way:

a)

With the initial contribution of shares made by the Founder, and those made in the future.

b)

With the contributions of A Series shares or reserved for Mexicans issued by any Mexican company, registered in the Mexican Stock Exchange, made by their legitimate holders.

c)

With the shares subscribed by the Trustee in relation to the number of shares it has a hold of, from an issuer decreeing an increase of capital due to new contributions, as long as it timely receives from the beneficiaries the necessary funds.

d)

With the earnings of shares generated by the titles conforming the fiduciary mass.

4.

The purposes of this trust are:

1)

To have the Trustee issuing non amortizable ordinary participation certificates, for the amounts and in the terms and conditions so indicated by the Technical Committee and authorized  by the Banking and Insurance National Commission

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(Comisión Nacional Bancaria y de Seguros), provided that only one issue will be performed by every company registered in the Mexican Stock Exchange, subject to be enlarged, as much as the market may require, not meaning by this the modification of this agreement, or the conditions of the already made issues.

2)

That prior to its registry in the National Registry of Securities and Intermediaries, the Trustee places among foreign investors, through the country’s brokerage houses, the participation certificates issued for each case . . .

3)

That the Trustee delivers to the Founder the product of placing the so issued participation certificates, in the ratio corresponding to its contributions.  For the effects of this point, it is to be understood that the Trustee has fulfilled its purpose by means of the assignment and settlement mechanisms being made, within its corresponding areas of activities, by the Mexican Stock Exchange, S.D. INDEVAL and the financial intermediaries participating in the placing of the participation certificates.

4)

That the Trustee manages the shares integrating the fiduciary patrimony and exercises by means of S.D. INDEVAL the inherent economic and corporate rights; the corporate rights will be exercised in accordance and as set forth by this agreements and the instructions received from the trust’s Technical Committee.

5)

That the Trustee, by means of S.D. INDEVAL is to subscribe the capital increases decreed by the issuing companies where has a participation in the terms of this agreement, in that ratio stated by the beneficiaries, as long as it receives from them the sufficient funds in order to do so, with due time.

6)

That the Trustee, by means of the S.D. INDEVAL, is to distribute the dividends which, if applicable, are earned by the titles integrating the fiduciary mass, among holders of the corresponding issues of certificates, in relation to their share.  In order to do so, the Trustee will establish in the minute of each issue to be made, to terms in which certificate holders may exercise their rights.  In any event, dividends in shares will increase the trust’s patrimony and the Trustee will deliver participation certificates in the same ratio, and cash dividends will be distributed in a directly proportional way, among beneficiaries.

7)

That at the termination of the trust, if applicable, the Trustee will proceed to the sale of titles part of the trust’s patrimony and deliver to the holders of the participation certificates the proportional part of the product obtain by such sale.

5.

The number of shares of each company which are contributed or acquired by the trust by purchase or subscription will be a common fund for each issue, plus dividends which, if any, are generated by said titles, when such yields are paid in shares by the issuing bodies.  In any event, the common fund is to keep a one to one ratio with the participation certificates in circulation.

6.

The duration of this trust will be the maximum allowed by Law.  The Trustee will start acts and procedures to terminate the trust with 12 months in advance upon meeting such term, at the end of which the titles integrating at that moment the trust’s patrimony will be sold, and will proceed in accordance with clause FOURTH, point 7), of this agreement, subject, at all times, to what is set forth in Article 228, point t), of the General Law of Titles and Credit Operations.

Nevertheless, the trust may be extinguished by recommendation of the Technical Committee, due to a resolution of the participation certificate holders Assembly, at any time prior to the termination of the stipulated term.

7.

In accordance and as set forth by article 61 of the Regulatory Law of the Banking and Credit Public Service, the Founder creates in this act a Technical Committee to be integrated by 5 members, with its corresponding alternates, which will be appointed:  one by the National Commission of Foreign Investments, one by the Bolsa Mexicana de Valores, S.A. de C.V. (Mexican Stock Exchange), one by the Asociación Mexicana de Casas de Bolsa, A.C. (Mexican Association of Brokerage Houses), one by the Common Representative of participation certificate holders and another one by the Founder, Nacional Financiera, S.N.C.

In any case, a representative of S. INDEVAL and another one of the Trustees will attend all Committee meetings, with right to use the floor, but with no vote.  The Committee will appoint one delegate which may either or not be a member thereof, for the compliance of its agreements.

The Technical Committee will validly session with the attendance of a majority of its members and its decisions will invariably be adopted by the majority of the attending members.  It will meet every time is necessary for the compliance of its functions and at any time, upon request of the Trustee.  A minute signed by attendants is to be prepared at each session, containing the agreements adopted, which follow-up will be the delegate’s responsibility.

8.

The Technical Committee will have the following faculties:

1)

Order the Trustee so the corresponding issue(s) of participation certificates is carried out, in compliance with the purposes of the trust, specifying in each case the amount and characteristics thereof, prior authorization of the National Commission of Foreign Investments and the Banking and Insurance National Commission.

2)

To instruct the Trustee the exercise of the corporate rights corresponding to the titles which comprise the trust’s patrimony, provided that the Trustee shall vote in the same manner in which the majority of stockholders of the respective Series vote.

3)

In its case, to recommend the termination of the Trust and resolve upon the destiny of the securities that integrate the trust’s patrimony.

4)

Other authority required for the fulfillment of its capacities, in accordance with the purpose of the Trust.

The decisions of the Technical Committee shall be informed to the Trustee in writing.  The Trustee shall not be responsible for any act executed pursuant to the instructions of the Technical Committee.  Notwithstanding, it shall not be obligated to fulfill such instructions if they are against the nature or the purpose of the Trust.

9.

Whenever the execution of urgent matters is necessary for the fulfillment of the purposes of the Trust, which omission could adversely affect the trust’s patrimony, the Trustee may proceed as a good patter familias in accordance with the banking practices, if the Technical Committee may not be called upon.

10.

The Trustee shall charge as fees, the following amounts:

a)

For the acceptance of the Trust, the amount of $5,000,000 pesos that the Founder pays in this act.

b)

For its administration, the amount of $30,000,000 pesos for 1990, reviewable annually.  These fees shall be for the account of the holders of participation certificates.

11.

The fees of the Trustee, the common representative of the participation certificate holders, as well as any necessary expenses made pursuant to the execution of this Agreement, or pursuant to any issue and the amounts payable to S.D. Indeval as depositary for the securities in trust, shall be for the account of the holders of the certificates.

Indeval shall charge for the account of the Trustee the fees referred in point b) of the foregoing clause and shall deliver them to the Trustee on a monthly basis.

12.

S.D. Indeval shall operate for the account of the Trustee, the debits and credits of the accounts that are necessary for the adequate registration and control of any transaction regarding this Trust, wherefore it shall issue daily statements of account for each issuer, reflecting the movements of the trust estate, as well as the participation certificates placed by brokerage houses or credit institutions.

13.

Those persons that after the subscription of this Agreement are incorporated to its business, through contributions to the Trust or acquisition of participation certificates that are issued by the Trustee, shall be subject to the provisions of this Agreement and the corresponding issue certificates.

14.

Any matter related to the construction and enforcement hereof, shall be submitted to the competent courts of Mexico City, Federal District.  Any future Founders and beneficiaries shall be subject to the jurisdiction of such courts, by the sole reason of their incorporation to this transaction.

This agreement is caused to be executed in Mexico City, Federal District, on November 24, 1989.

THE FOUNDER OF THE TRUST NACIONAL FINANCIERA, S.N.C.	THE TRUSTEE NACIONAL FINANCIERA, S.N.C. Fiduciary Department
[Illegible signature]	[Illegible signature]
Mr. Juan José Páramo General Director	Mr. Lorenzo Thomas Torres Trustee Delegate

S.D. INDEVAL, S.A. DE C.V.

[Illegible signature]

Mr. Manuel Rodriquez Rocha
General Director

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I, Miguel Angel Cárdenas Cedeño, Expert Translator duly authorized by the Supreme Court of Justice in accordance with Judicial Bulletin dated as of February 10, 1992, certify that to the best of my knowledge the above translation from Spanish in 08 pages is true and complete.

Mexico City, April 14, 1992.

/s/

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CONTRATO DE FIDEICOMISO QUE CELEBRAN, POR UNA PARTE, NACIONAL FINANCIERA, S.N.C., REPRESENTADA POR SU DIRECTOR GENERAL, SEÑOR LIC. JUAN JOSE PARAMO, EN LO SUCESIVO LA FIDEICOMITENTE, Y POR OTRO LADO, EL DEPARTMENTO FIDUCIARIO DE LA PROPIA INSTITUCION, REPRESENTADO POR SU DELEGADO FIDUCIARIO, SEÑOR LIC. LORENZO THOMAS TORRES, EN LO SUCESIVO LA FIDUCIARIA,  CON LA COMPARCENCIA DE S.D. INDEVAL, S.A. DE C.V., REPRESENTADA POR SU DIRECTOR GENERAL, SEÑOR C.P. MANUEL RODRIGUEZ ROCHA, AL TENOR DE LAS DECLARACIONES Y CLAUSULAS SIGUTENTES.

D E C L A R A C I O N E S

I.

Declara la FIDEICOMITENTE que de conformidad con lo establecido en el Reglamento de la Ley para promover la inversión mexicana y regular la inversión extranjera, desea constituir un fideicomiso, cuyo patrimonio se integre con acciones Serie “A” o mexicanas de su propiedad, representativas de capital social de empresas mexicanas cotizadas en la Bolsa Mexicana de Valores, susceptible de ser incrementado con aportaciones posteriores de acciones semejantes (de la Serie “A” o reservadas para mexicanos), y con base de ellas, emitir  certificados de participación que permitan el flujo de capitales extranjeros el mercado bursátil mexicano, para fomentar la expansión de las empresas emisoras.

II.

Declara la FIDUCIARIA que con fundamento en la Ley Orgánica de Nacional Financiera, S.N.C., está en aptitud de aceptar el fideicomiso materia de este contrato.

Igualmente, manifiesta, conforme al último párrafo del inciso b) de la fracción XVIII   del Artículo 84 de la Ley Reglamentaria del Servicio Público de Banca y Crédito, que ha hecho saber a las partes inequívocamente el contenido de dicha disposición, la cual se transcribe a continuación:

“Artículo 84. A las Instituciones de Crédito los estará prohibido:…Fracción XVIII…, b)  Responder a los fideicomitentes, mandantes o comitentes, del incumplimiento de los deudores por los créditos que se otorguen, o de los emisores, por los valores que se adquieran, salvo      que sea por su culpa, según lo dispuesto en la parte final del artículo 356 de la Ley General de Títulos y Operaciones de Crédito, o garantizar la percepción de rendimientos por los fondos  cuya inversión se les encomiende.

Si al término del fideicomiso, mandato o comisión constituídos para el otorgamiento de    crédito, éstos no hubieran sido liquidados por los deudores, la Institución deberá transferidos     al fideicomitente o fideicomisarios, según el caso, o al mandante o comitente, absteniéndose de cubrir su importe.

Cualquier parto contrario a lo dispuesto en los dos párrafos anteriores, no producirá efecto    legal alguno”.

III.    La Comisión Nacional de la Inversiones Extranjeras, con fecha 22 de Noviembre de 1989, emitió la resolución favorable para la constitución del presente fideicomiso.

IV.

S.D. INDEVAL, S.A. DE C.V. manifiesta en este acto que cuenta con la capacidad legal e infraestructura técnica y administrativa para operar, por cuenta de la FIDUCIARIA, las cuentas relacionadas con las operaciones que se celebren en la Bolsa Mexicana de Valores respecto de los títulos que integren el patrimonio del fideicomiso, en su carácter de depositaria exclusiva de los títulos inscritos en el Registro Nacional de Valores e Intermediarios.

Expuesto lo anterior, las partes estipulan las siguientes:

C L A U S U L A S

PRIMERA. – La FIDEICOMITENTE afecta y entrega en fideicomiso irrevocable a la FIDUCIARIA, quien las recibe de conformidad, 1000 (UN MIL) acciones comunes de la Serie “A2”, de la empresa mexicana GRUPO CONDUMEX, S.A. DE C.V.  Por tratarse de          títulos depositados en S.D. INDEVAL, ésta efectuará el traspaso de los mismos a una cuenta especial que abrirá a nombre de este fideicomiso.

SEGUNDA. – Son partes en este fideicomiso:

a)

FIDEICOMITENTE:  Nacional Financiera, S.N.C.  También se considerarán FIDEICOMITENTES en este contrato todas las personas que aporten acciones con la finalidad prevista en este contrato.

b)

FIDUCIARIA:  Nacional Financiara, S.N.C., Departamento Fiduciario.

c)

FIDEICOMISARIOS:  Los tenedores de los certificados de participación que emita la FIDUCIARIA, en los términos que acuerdo el Comité Técnico del fideicomiso que se integre conforme a las cláusulas relativas de este contrato.

TERCERA. – El patrimonio del fideicomiso se integrará de la siguiente manera:

a)

Con la aportación inicial de acciones que realiza la FIDEICOMITENTE, y las que  realice en el futuro.

b)

Con las aportaciones de acciones Serie “A” o reservadas para mexicanos emitidas por cualquier sociedad mexicana, inscritas en la Bolsa Mexicana de Valores, que realicen sus legítimos tenedores.

c)

Con las acciones que la FIDUCIARIA suscriba en proporción al número de acciones   que detente, de una emisora que decrete un aumento de capital nuevas aportaciones,         siempre y cuando reciba oportunamente de los fideicomisarios los fondos necesarios.

d)

Con los rendimientos en acciones que generen los títulos que conformen la masa fiduciaria.

CUARTA. – Son fines de este fideicomiso:

1)

Que la FIDUCIARIA emita certificados de participación ordinarios no amortizables, por los montos y en los términos y condiciones que en cada caso le indique el Comité Técnico y le autorice la Comisión Nacional Bancaria y de Seguros, en la inteligencia de que efectuara una sola emisión por cada empresa inscrita en la Bolsa Mexicana de Valores, susceptibles de ser ampliadas, en la medida que el mercado lo requiera, sin que ello implique la modificación de este contrato, o de las condiciones de las emisiones ya efectuadas.

2)

Que previa su inscripción en el Registro Nacional de Valores e Intermediarios, la FIDUCIARIA coloque entre inversionistas extranjeros, a través de las casas de bolsa de país,   los certificados de participación que emita en cada caso.  En caso de que, por circunstancias del mercado, los certificados sean negociados en favor de inversionistas mexicanos, estos serán canjeados por la FIDUCIARIA, por las acciones correspondientes, a través de los procedimientos de transferencia entre las cuentas de depósito que para el efecto abrirá S.D. INDEVAL a cada una de las partes.

3)

Que la FIDUCIARIA entregue a los FIDEICOMITENTES el producto de la colocación de los certificados de participación que emita, en la proporción correspondiente a sus aportaciones.  Para efectos de este inciso, se entenderá que la FIDUCIARIA ha cumplido su cometido mediante los mecanismos de asignación y compensación que efectúen, dentro de sus respectivos ámbitos de actividades, la Bolsa Mexicana de Valores, S.D. INDEVAL y los intermediarios financieros que intervengan en la colocación de los certificados de participación.

4)

Que la FIDUCIARIA administre las acciones que integren el patrimonio fiduciario y ejercité por conducto de S.D. INDEVAL los derechos económicos y corporativos inherentes; los derechos corporativos los ejercerá conforme a la estipulado en este contrato y a las   instrucciones que reciba del Comité Técnico del fideicomiso.

5)

Que la FIDUCIARIA, por conducto de S.D. INDEVAL, suscriba los aumentos de capital que decreten las empresas emisoras en las que tenga participación en términos de este contrato, en la proporción que le indiquen los fideicomisarios, siempre y cuando reciba de éstos los fondos suficientes para ello, con la debida anticipación.

6)

Que la FIDUCIARIA, por conducto de S.D. INDEVAL, distribuya los dividendos que, en su caso, generen los títulos que integren la masa fiduciaria, entre los tenedores de las correspondientes emisiones de certificados, en proporción a su tenencia.  Para este efecto, la FIDUCIARIA establecerá en el acta de cada emisión que realice los términos en que los tenedores de certificados podrán ejercitar sus derechos.  En todo caso, los dividendos en  acciones incrementarán el patrimonio del fideicomiso, y la FIDUCIARIA entregará certificados de participación a los tenedores de la emisión respectiva en la misma proporción, en tanto que los dividendos en efectivo se distribuirán en forma directamente proporcional, entre los fideicomisarios.

7)

Que la extinción del fideicomiso, en su caso, la FIDUCIARIA proceda a la enajenación de los títulos que conformen el patrimonio del fideicomiso y entregue a los tenedores de certificados de participación la parte proporcional del producto que obtenga por dicha enajenación.

QUINTA. –  Servirá de fondo común para cada emisión el número de acciones de cada    empresa que en cada caso se aporten o adquiera el fideicomiso por compra o suscripción, mas  los dividendos que, en su caso, generen dichos títulos, cuando tales rendimientos sean pagados en acciones por las emisoras.  En todo caso, el fondo común deberá guardar una relación de    uno a uno con los certificados de participación en circulación.

SEXTA. – La duración de este fideicomiso será la máxima permitida por la Ley.  La FIDUCIARIA iniciará los actos y gestiones tendientes a la extinción del fideicomiso con una anticipación de 12 meses al cumplimento de dicho plazo, al término de los cuales procederá a    la venta de los títulos que en ese momento integren el patrimonio del fideicomiso, y procederá conforme a lo estipulado en la cláusula CUARTA, inciso 7), de este contrato, sujeto, en todo caso, a lo que establece el Artículo 228, inciso 1), de la Ley General de Títulos y Operaciones   de Crédito.

No obstante, el fideicomiso podrá extinguirse por recomendación del Comité Técnico, a resolución de la Asamblea de tenedores de certificados de participación, en cualquier momento previo al cumplimiento del plazo estipulado.

SEPTIMA. –  De acuerdo con lo dispuesto por el artículo 61 de la Ley Reglamentaria del Servicio Público de Banca y Crédito, la FIDEICOMITENTE instituye en este acto un Comité Técnico que se integrará por 5 miembros, con sus respectivos suplentes, los cuales serán designados: uno por la Comisión Nacional de Inversiones Extranjeras, uno por la Bolsa Mexicana de Valores, S.A. de C.V., uno por la Asociación Mexicana de Casas de Bolsa,       A.C., uno por el Representante común de los tenedores de certificados de participación y otro  por la FIDEICOMITENTE Nacional Financiera, S.N.C.

En todo caso, asistirán a las reuniones del Comité, un representante de S.D. INDEVAL y uno   de la FIDUCIARIA, con derecho a voz pero sin voto.  El Comité designará un delegado que podrá o no ser miembro del mismo, para el cumplimiento de sus acuerdos.

El Comité Técnico sesionará validamente con la asistencia de la mayoría de sus integrantes y  sus decisiones deberán ser adoptadas invariablemente por la mayoría de los miembros   presentes.  Se reunirá con la periodicidad necesaria para el cumplimiento de sus funciones y en cualquier tiempo, a solicitud de la FIDUCIARIA.  De cada sesión se deberá levantar un acta firmada por los asistentes, que contenga los acuerdos adoptados, cuyo seguimiento será responsabilidad del delegado.

OCTAVA. –  El Comité Técnico tendrá los siguientes facultades:

1)

Instruir a la FIDUCIARIA para que esta lleve a cabo la o las emisiones de certificados de participación que corresponda, en cumplimiento de los fines del fideicomiso, señalando en cada caso el monto y características de los mismos, previa autorización de la Comisión Nacional de Inversiones Extranjeras y de la Comisión Nacional Bancaria y de Seguros.

2)

Instruir a la FIDUCIARIA sobre ejercicio de los derechos corporativos que confieren los títulos integrantes del patrimonio fiduciario, en la inteligencia de que la FIDUCIARIA deberá votar sistemáticamente en el mismo sentido que la mayoría de los accionistas de la Seria que represente.

3)

En su caso, recomendar la extensión del fideicomiso y resolver sobre el destino de los valores que integren la masa fiduciaria.

4)

Las demás que requiera para el cabal cumplimiento de sus funciones, en relación con los fines del fideicomiso.

Las decisiones del Comité Técnico serán comunicadas a la FIDUCIARIA por escrito.  La FIDUCIARIA quedará liberada de cualquier responsabilidad derivada de los actos que realice  en cumplimiento de las instrucciones del Comité Técnico; sin embargo, no estará obligada a cumplir dichas instrucciones si éstas van en contra de la naturaleza jurídica o de los fines del fideicomiso.

NOVENA. – Cuando para el cumplimiento de los fines del fideicomiso se requiera la  realización de actos urgentes, cuya omisión pudiera perjudicar notoriamente el patrimonio fiduciario, si no fuera posible reunir al Comité Técnico, la FIDUCIARIA procederá como un buen padre de familia, conforme a las suma practicas bancarias.

DECIMA. –   La FIDUCIARIA cobrará por concepto de honorarios, las siguientes cantidades:

a)

Por la aceptación del fideicomiso, la suma de 5 millones de pesos, que la FIDEICOMITENTE paga en este acto.

b)

Por su manejo, la suma de 30 millones de pesos para 1990, revisable anualmente.  Estos honorarios serán por cuenta de los tenedores de los certificados de participación.

DECIMA PRIMERA. –  Los honorarios de la FIDUCIARIA, del representante común de los tenedores de certificados de participación, así como los demás gastos que sea necesario erogar con motivo o en cumplimiento del presente contrato, de cada emisión y las cuotas que en su  caso haya que cubrir al S.D. INDEVAL, como depositario de los valores fideicometidos, serán   a cargo de los tenedores de los certificados.

INDEVAL cobrará por cuenta de la FIDUCIARIA los honorarios a que se refiere el inciso b)    de la cláusula que antecede y los entregará a la FIDUCIARIA mensualmente.

DECIMA SEGUNDA. –  S.D. INDEVAL estará por cuenta de la FIDUCIARIA el cargo y abono de las cuentas que resulten necesarias para el adecuado registro y control de todas las operaciones imputables a este fideicomiso, para lo cual emitirá diariamente estados de cuenta  por cada emisora, que reflejen los movimientos del patrimonio fiduciario, así como de los certificados de participación colocados por casas de bolsa o instituciones de crédito.

DECIMA TERCERA. –  Las personas que con posterioridad a la suscripción de este contrato    se incorporen al negocio que en el se contiene, mediante aportaciones al fideicomiso o adquisición de certificados de participación que con fundamento en el mismo emita la FIDUCIARIA, por ese sólo hecho quedarán sujetas a las estipulaciones de este contrato y de las actas de emisión correspondientes.

DECIMA CUARTA. –  Para todo lo relativo a la interpretación y cumplimiento de este   contrato, serán competentes los Tribunales de la Ciudad de México, Distrito Federal, a cuya jurisdicción quedarán sometidos los futuros fideicomitentes y fideicomisarios, por el solo    hecho de su incorporación a este negocio.

El presente contrato se firma en la Ciudad de México, Distrito Federal, el 24 de Noviembre de 1989.

LA FIDEICOMITENTE NACIONAL FINANCIERA, S.N.C.	LA FIDUCIARIA NACINAL FINANCIERA, S.N.C. DEPARTAMENTO FIDUCIARIO
/s/	/s/
Lic. Juan José Páramo Director General	Lic. Lorenzo Thomas Torres Delegado Fiduciario

S.D. INDEVAL, S.A. DE C.V.

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C.P. Manuel Rodríguez Rocha
Director General

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Nacional Financiera